FOR IMMEDIATE RELEASE

Investor Relations Contact:	Company Contact:
Peter Rahmer	Thomas A. Bologna
Trout Group	Chairman & Chief Executive Officer
646-378-2973	323-224-3900

Response Genetics, Inc. Announces Third Quarter 2013 Financial Results

LOS ANGELES, November 7, 2013 — Response Genetics, Inc. (Nasdaq: RGDX), a company focused on the development and sale of molecular diagnostic tests that help determine a patient’s response to cancer therapy, today announced its consolidated financial results and business progress for the third quarter ended September 30, 2013.

Total revenue for the third quarter ended September 30, 2013 was $4.1 million compared to $5.4 million for the quarter ended September 30, 2012. The Company’s pharmaceutical client revenue, which is characteristically inconsistent, decreased by 35% and the Company’s ResponseDX® revenue decreased 16% relative to the quarter ended September 30, 2012. The Company’s pharmaceutical client revenue decreased 30% and the Company’s ResponseDX® revenue decreased 18% from the second quarter of 2013. These decreases in pharmaceutical client revenue were primarily related to one-time $0.5 million milestone payments received in both the second quarter of 2013 and in the quarter ended September 30, 2012. The Company believes its ResponseDX® revenue decreases were primarily a result of the accelerated refocusing of its sales efforts on larger new potential accounts. To this end, the Company also focused on the planned introduction of its state-of-the-art TC/PC testing service where the Company performs the technical component (TC) and the pathologist performs the professional component (PC) of the testing process. Prior to having this service, the Company believes it was difficult to focus its efforts on larger potential accounts. The addition of its TC/PC testing service, the expansion of the Company’s testing menu and other initiatives in process, are expected to add significant volume and stability to the sales base which historically was comprised of primarily small accounts.

As a result of these decreased revenues, the Company’s gross margin decreased to 33% for the quarter ending September 30, 2013 compared to 49% for both the third quarter of 2012 and the second quarter of 2013. Gross margin for the nine months ended September 30, 2013 increased to 47% compared to 40% for the nine months ended September 30, 2012.

Excluding cost of revenue, total operating expenses for the third quarter 2013 were $4.1 million, compared to $4.1 million for the same period last year and $3.9 million for the quarter ended June 30, 2013.

Total revenues for the nine months ended September 30, 2013 were $15.0 million compared to $13.2 million for the nine months ended September 30, 2012. The increase is primarily related to an increase in pharmaceutical client revenue of $1.8 million to $6.2 million for the nine months ended September 30, 2013.

Total operating expenses for the nine months ended September 30, 2013 were $11.8 million, compared to $12.5 million for the nine months ended September 30, 2012. This decrease in total operating expense of $0.7 million was primarily due to a decrease in sales and marketing expenses of $0.2 million as the Company began restructuring its marketing and sales operation which began earlier in the year and a decrease in research and development expenses of $0.5 million as a result of the Company focusing its research and development activities on high priority non-R&D activities earlier in the year.

“The results for the third quarter of 2013 were clearly disappointing. Although we anticipate inconsistency in our pharma revenues, the decrease in ResponseDX® sales volume was unexpected. In hindsight, we believe it was largely the result of the intense focus we put on transitioning our call point focus from our historical smaller Dx accounts to more sizeable and scalable potential accounts, now that we have the programs needed to pursue such business,” said Thomas Bologna, the Company’s Chairman & Chief Executive Officer.

Mr. Bologna concluded, “We are very pleased that we have begun to close the larger Dx accounts that we began pursuing in the third quarter and we expect to deliver meaningful top-line Dx growth in the coming quarters. In fact, I am pleased to note that our October Dx orders (i.e. accessions) were the highest this year. We expect the larger accounts, coupled with our anticipated launch of the recently acquired ResponseDX Tissue of Origin Test early next year as well as other initiatives that are well underway, to further strengthen our foundation for top line growth.”

Cash and cash equivalents at September 30, 2013, were $4.6 million, compared to $9.0 million at December 31, 2012.

The Company’s net loss for the third quarter ended September 30, 2013 increased to $2.7 million, or $(0.08) per share, compared to a net loss of $1.4 million, or $(0.05) per share, for the quarter ended September 30, 2012 and a net loss of $1.3 million, or $(0.04) per share, for the quarter ended June 30, 2013.

The Company’s net loss of $4.8 million for the nine months ended September 30, 2013 was below the net loss of $7.3 million for the nine months ended September 30, 2012.

Recent Development and Highlights

Pathwork Diagnostics Acquisition

In August, Response Genetics acquired the key assets of Pathwork Diagnostics, including its FDA-cleared, Medicare-reimbursed Tissue of Origin cancer test. The deal included total approximate consideration of $1.2 million and is expected to be accretive within its first full year of sales. The acquired assets and associated test uses a proprietary microarray platform and proprietary software to compare the expression of 2,000 genes in a patient's tumor with a panel of 15 known tumor types that represent 90% of all cancers. The test received FDA clearance in June 2010 and is the most published and extensively validated molecular diagnostic test of its kind. Prior to its acquisition by Response Genetics, the test generated rapidly growing sales including 2012 sales dollar volume in the mid-seven figure range.

Company Begins Offering State-of-the Art TC/PC Testing Services

Starting in the third quarter of this year, Response Genetics began marketing its newly developed state-of-the art technical component/professional component (TC/PC) testing service. TC/PC describes a specimen referral arrangement where the TC (technical component) and the PC (professional component) for each case are split apart and billed separately by the laboratory that generates the data and the pathologist or medical group that performs the analysis. This service enables Response Genetics to pursue larger accounts where the ordering pathologists wish to retain the professional component, or the interpretation of the sample. The Company believes this opens up a broad market opportunity as ordering pathologists and hospitals prefer to keep this step of the testing process in house and also as this practice is offered by competitors of the Company and is often taken into consideration as a basis for laboratory selection.

Four New Tests Introduced

In the third quarter of 2013, Response added four new tests: MET by FISH, cKit mutation by sequencing, UGT1A1 by sequencing and HER2 mutation by sequencing. These new tests leverage the breadth of the Company’s testing platforms and add to the Company’s menu of assays that provide therapy selection information to physicians treating cancer patients. Moreover, as with the Company’s introduction of ROS1, the HER2 mutation detection test represents another example where the Company was the first commercial lab to market this therapy selection marker within months of the finding of its relevance to lung cancer.

Conference Call Details

To access the conference call by phone on November 7 at 10:00 a.m. EST, dial (800) 537-0745 or (253) 237-1142 for international participants. A telephone replay will be available beginning approximately two hours after the call through November 9, 2013, and may be accessed by dialing (855) 859-2056 or (404) 537-3406. The conference passcode for both the live call and replay is 94263838.

To access the live and archived webcast of the conference call, go to the Investor Relations section of the Company's Web site at http://investor.responsegenetics.com/events.cfm. It is advised that participants connect at least 15 minutes prior to the call to allow for any software downloads that might be necessary.

All results reflected in this press release should be considered preliminary and are subject to change until the Company’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2013 is filed with the Securities and Exchange Commission.

About Response Genetics, Inc.

Response Genetics, Inc. (the "Company") is a CLIA-certified clinical laboratory focused on the development and sale of molecular diagnostic testing services for cancer. The Company's technologies enable extraction and analysis of genetic information derived from tumor cells stored as formalin-fixed and paraffin-embedded specimens. The Company's principal customers include oncologists and pathologists. In addition to diagnostic testing services, the Company generates revenue from the sale of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company's headquarters is located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of the Company related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions, such as the ability of the Company, to provide clinical testing services to the medical community, to continue to expand its sales force, to continue to build its digital pathology initiative, to attract and retain qualified management, to strengthen marketing capabilities, to expand the suite of ResponseDX® products, to continue to provide clinical trial support to pharmaceutical clients, to enter into new collaborations with pharmaceutical clients, to enter into areas of companion diagnostics, to continue to execute on its business strategy and operations, to continue to analyze cancer samples and the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, and other statements identified by words such as "project," "may," "could," "would," "should," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.

These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2012	2013
		(Unaudited)

Cash and cash equivalents	$9,041,478	$4,589,501
Accounts receivable, net	5,373,023	7,176,071
Prepaid expenses and other current assets	576,112	575,006
Total current assets	14,990,613	12,340,578

Property and equipment, net	1,023,198	1,892,235
Intangible assets, net	575,409	764,897
Total assets	$16,589,220	$14,997,710

Accounts payable	$1,191,122	$1,083,297
Accrued expenses	2,438,954	3,173,164
Deferred revenue	483,052	-
Other current liabilities	1,158,669	192,441
Total current liabilities	5,271,797	4,448,902

Other liabilities	83,910	1,155,878
Common stock classified outside of stockholders’ equity (deficit)	11,775,724	5,500,000
Total stockholders’ equity (deficit)	(542,211)	3,892,930
Total liabilities, common stock classified outside of stockholders’ equity (deficit) and stockholders’ equity (deficit)	$16,589,220	$14,997,710

The condensed consolidated balance sheet at December 31, 2012 is derived from the audited consolidated financial statements at the date included in the Company’s Form 10-K for the fiscal year ended December 31, 2012. The condensed consolidated balance sheet at September 30, 2013 is derived from the unaudited financial statements included in the Company’s Form 10-Q for the quarter ended September 30, 2013.

RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2012	2013	2012	2013
Net revenue	$5,403,537	$4,092,277	$13,220,188	$15,030,382

Cost of revenue	2,768,894	2,740,147	7,895,870	7,981,835

Gross profit	2,634,643	1,352,130	5,324,318	7,048,547

Operating expenses:
Selling and marketing	1,195,988	1,197,717	4,145,115	3,961,712
General and administrative	2,455,403	2,500,108	6,671,893	6,744,542
Research and development	426,105	391,592	1,695,851	1,136,478
Total operating expenses	4,077,496	4,089,417	12,512,859	11,842,732

Operating loss	(1,442,853)	(2,737,287)	(7,188,541)	(4,794,185)

Other income (expense):
Interest expense	(20,497)	(25,763)	(66,556)	(65,949)
Interest income	3	1	24	46
Other	47,859	44,923	(14,666)	20,503

Net loss	(1,415,488)	(2,718,126)	(7,269,739)	(4,839,585)
Unrealized gain (loss) on foreign currency translation	968	(712)	(1,338)	(2,567)
Comprehensive loss	$(1,414,520)	$(2,718,838)	$(7,271,077)	$(4,842,152)

Net loss per share — basic and diluted	$(0.05)	$(0.08)	$(0.29)	$(0.15)

Weighted-average common shares — basic and diluted	26,362,842	33,137,368	24,709,185	32,911,836

The condensed consolidated statement of operations at September 30, 2012 and 2013 are derived from the unaudited financial statements included in the Company’s Form 10-Q for the quarter ended September 30, 2013.

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